Exhibit 9(e)
                       FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made on the 21st day of March, 1995 between Scudder Development Fund (the "Fund"), a registered open-end management investment company with its principal place of business in Boston, Massachusetts and Scudder Fund Accounting Corporation, with its principal place of business in Boston, Massachusetts (hereinafter called "FUND ACCOUNTING").

WHEREAS, the Fund has need for certain accounting services which FUND ACCOUNTING is willing and able to provide;

NOW THEREFORE in consideration of the mutual promises herein made, the Fund and FUND ACCOUNTING agree as follows:

Section 1.  Duties of FUND ACCOUNTING - General

          FUND ACCOUNTING is authorized to act under the terms of this Agreement as the Fund's fund accounting agent, and as such FUND ACCOUNTING shall:

          a. Maintain and preserve all accounts, books, financial records and other documents as are required of the Fund under Section 31 of the Investment Company Act of 1940 (the "1940 Act") and Rules 31a-1, 31a-2 and 31a-3 thereunder, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to the Fund on behalf of the Fund, other than those accounts, books and financial records required to be maintained by the Fund's custodian or transfer agent and/or books and records maintained by all other service providers necessary for the Fund to conduct its business as a registered open-end management investment company. All such books and records shall be the property of the Fund and shall at all times during regular business hours be open for inspection by, and shall be surrendered promptly upon request of, duly authorized officers of the Fund. All such books and records shall at all times during regular business hours be open for inspection, upon request of duly authorized officers of the Fund, by employees or agents of the Fund and employees and agents of the Securities and Exchange Commission.

          b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value and net income.

          c. Render statements or copies of records as from time to time are reasonably requested by the Fund.

          d. Facilitate audits of accounts by the Fund's independent public accountants or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund.

          e. Compute the Fund's net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields, in accordance with Section 3 of the Agreement and notify the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields.
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Section 2.  Valuation of Securities

          Securities shall be valued in accordance with (a) the Fund's Registration Statement, as amended or supplemented from time to time (hereinafter referred to as the "Registration Statement"); (b) the resolutions of the Board of Trustees of the Fund at the time in force and applicable, as they may from time to time be delivered to FUND ACCOUNTING, and (c) Proper Instructions from such officers of the Fund or other persons as are from time to time authorized by the Board of Trustees of the Fund to give instructions with respect to computation and determination of the net asset value. FUND ACCOUNTING may use one or more external pricing services, including broker-dealers, provided that an appropriate officer of the Fund shall have approved such use in advance.

Section 3. Computation of Net Asset Value, Public Offering Price, Daily Dividend Rates and Yields

          FUND ACCOUNTING shall compute the Fund's net asset value, including net income, in a manner consistent with the specific provisions of the Registration Statement. Such computation shall be made as of the time or times specified in the Registration Statement.

          FUND ACCOUNTING shall compute the daily dividend rates and money market yields, if applicable, in accordance with the methodology set forth in the Registration Statement.

Section 4.  FUND ACCOUNTING's Reliance on Instructions and Advice

          In maintaining the Fund's books of account and making the necessary computations FUND ACCOUNTING shall be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions, including but not limited to:

          a. The manner and amount of accrual of expenses to be recorded on the books of the Fund;

          b.   The source of  quotations  to be used for such  securities as may
               not  be  available  through  FUND  ACCOUNTING's   normal  pricing
               services;

          c. The value to be assigned to any asset for which no price quotations are readily available;

          d. If applicable, the manner of computation of the public offering price and such other computations as may be necessary;

          e.   Transactions in portfolio securities;

          f.   Transactions in shares of beneficial interest.

          FUND ACCOUNTING shall be entitled to receive, and shall be entitled to rely upon, as conclusive proof of any fact or matter required to be ascertained by it hereunder, a certificate, letter or other instrument signed by an authorized officer of the Fund or any other person authorized by the Fund's Board of Trustees.

          FUND ACCOUNTING shall be entitled to receive and act upon advice of Counsel (which may be Counsel for the Fund) at the reasonable expense


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          of the Fund and shall be without  liability  for any  action  taken or thing done in good faith in reliance upon such advice.

          FUND ACCOUNTING shall be entitled to receive, and may rely upon, information received from the Transfer Agent.

Section 5.  Proper Instructions

          "Proper Instructions" as used herein means any certificate, letter or other instrument or telephone call reasonably believed by FUND ACCOUNTING to be genuine and to have been properly made or signed by any authorized officer of the Fund or person certified to FUND ACCOUNTING as being authorized by the Board of Trustees. The Fund shall cause oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of the Fund and FUND ACCOUNTING.

          The Fund agrees to furnish to the appropriate person(s) within FUND ACCOUNTING a copy of the Registration Statement as in effect from time to time. FUND ACCOUNTING may conclusively rely on the Fund's most recently delivered Registration Statement for all purposes under this Agreement and shall not be liable to the Fund in acting in reliance thereon.

Section 6.  Standard of Care and Indemnification

          FUND ACCOUNTING shall exercise reasonable care and diligence in the performance of its duties hereunder. The Fund agrees that FUND ACCOUNTING shall not be liable under this Agreement for any error of judgment or mistake of law made in good faith and consistent with the foregoing standard of care, provided that nothing in this Agreement shall be deemed to protect or purport to protect FUND ACCOUNTING against any liability to the Fund or its shareholders to which FUND ACCOUNTING would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

          The Fund agrees to indemnify and hold harmless FUND ACCOUNTING and its employees, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable attorneys' fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from their own negligent action, negligent failure to act or willful misconduct. The foregoing notwithstanding, FUND ACCOUNTING will in no event be liable for any loss resulting from the acts, omissions, lack of financial responsibility, or failure to perform the obligations of any person or organization designated by the Fund to be the authorized agent of the Fund as a party to any transactions.

          FUND ACCOUNTING's responsibility for damage or loss with respect to the Fund's records arising from fire, flood, Acts of God, military power, war, insurrection or nuclear fission, fusion or radioactivity shall be limited to the use of FUND ACCOUNTING's best efforts to
          recover  the  Fund's  records   determined  to  be  lost,  missing  or
          destroyed.

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Section 7. Compensation and FUND ACCOUNTING Expenses

          FUND ACCOUNTING shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing by the two parties. FUND ACCOUNTING shall be entitled to recover its reasonable telephone, courier or delivery service, and all other reasonable out-of-pocket, expenses as incurred, including, without limitation, reasonable attorneys' fees and reasonable fees for pricing services.

Section 8.  Amendment and Termination

          This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by an instrument in writing delivered or mailed to the other party. Such termination shall take effect not sooner than ninety (90) days after the date of delivery or mailing of such notice of termination. Any termination date is to be no earlier than four months from the effective date hereof. Upon termination, FUND ACCOUNTING will turn over to the Fund or its designee and cease to retain in FUND ACCOUNTING files, records of the calculations of net asset value and all other records pertaining to its services hereunder; provided, however, FUND ACCOUNTING in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

Section 9.  Services Not Exclusive

          FUND ACCOUNTING's services pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that FUND ACCOUNTING may perform fund accounting services for others. In acting under this Agreement, FUND ACCOUNTING shall be an independent contractor and not an agent of the Fund.

Section 10.  Limitation of Liability for Claims

          The Fund's Declaration of Trust, dated December 21, 1987, as amended to date (the "Declaration"), a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name "Scudder Development Fund" refers to the Trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder of the Fund, or Trustee, officer, employee or agent of the Fund shall be subject to claims against or obligations of the Trust or of the Fund to any extent whatsoever, but that the Trust estate only shall be liable.

          FUND ACCOUNTING is expressly put on notice of the limitation of liability as set forth in the Declaration and FUND ACCOUNTING agrees that the obligations assumed by the Fund under this Agreement shall be limited in all cases to the Fund and its assets, and FUND ACCOUNTING shall not seek satisfaction of any such obligation from the

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          shareholders or any shareholder of the Fund or any other series of the
          Fund, or from any Trustee, officer, employee or agent of the Fund. FUND ACCOUNTING understands that the rights and obligations of the Fund under the Declaration are separate and distinct from those of any and all other series of the Fund.

Section 11.  Notices

          Any notice shall be sufficiently given when delivered or mailed to the other party at the address of such party set forth below or to such other person or at such other address as such party may from time to time specify in writing to the other party.

          If to FUND ACCOUNTING:        Scudder Fund Accounting Corporation
                                        Two International Place
                                        Boston, Massachusetts  02110
                                        Attn: Vice President

          If to the Fund:               Scudder Development Fund
                                        Two International Place
                                        Boston, Massachusetts 02110
                                        Attn:  President, Secretary or Treasurer

Section 12. Miscellaneous

          This Agreement may not be assigned by FUND ACCOUNTING without the consent of the Fund as authorized or approved by resolution of its Board of Trustees.

          In connection with the operation of this Agreement, the Fund and FUND ACCOUNTING may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions shall be in writing, signed by both parties and annexed hereto, but no such provisions shall be deemed to be an amendment of this Agreement.

          This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

          This  Agreement  may  be  executed   simultaneously  in  two  or  more
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any and all prior understandings.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                                        SCUDDER DEVELOPMENT FUND

                                        By: /s/Daniel Pierce
                                            President


                                        SCUDDER FUND ACCOUNTING CORPORATION


                                        By: /s/Pamela A. McGrath
                                            Vice President




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